                                                                  EXHIBIT 11

                              REXALL SUNDOWN, INC.

                    NET INCOME PER COMMON SHARE CALCULATION
               For the years ended August 31, 1996, 1995 and 1994
             (Adjusted to give retroactive effect to April 4, 1996
                          three-for-two stock split)


                                                        Fiscal Year Ended
                                                             August 31,
                                              -----------------------------------------
                                                 1994           1995           1996
                                              -----------    -----------    -----------

Net income ...............................    $ 6,195,239    $ 4,361,596    $20,292,781
                                              ===========    ===========    ===========
Primary
-------
Weighted average shares outstanding(1)....     29,071,161     29,336,510     30,511,575
Common stock equivalents(2)...............        197,472        160,656        214,657
                                              -----------    -----------    -----------

Primary weighted average common shares
  outstanding.............................     29,268,633     29,497,166     30,726,232
                                              ===========    ===========    ===========

Primary net income per common share.......    $       .21    $       .15    $       .66
                                              ===========    ===========    ===========

Fully Diluted
-------------
Weighted average shares outstanding(1)....     29,071,161     29,336,510     30,511,575
Common stock equivalents(2)...............        215,670        207,264        269,512
                                              -----------    -----------    -----------

Fully diluted weighted average common
  shares outstanding......................     29,286,831     29,543,774     30,781,087
                                              ===========    ===========    ===========

Fully diluted net income per common
  share...................................    $       .21    $       .15    $       .66
                                              ===========    ===========    ===========

-----------------

Above reflects the calculation of pro forma net income per common share retroactively adjusted for the two-for-one stock split effected on October 28, 1993.

(1) Represents weighted average common shares outstanding for the periods indicated.
(2) Common stock equivalents associated with stock options calculated pursuant to the treasury stock method taking into consideration the tax benefit available to the Company upon the assumed exercise of qualified options.